Exhibit 5.1

September 18, 2007

Open Energy Corporation

514 Via de la Valle, Suite 200

Solana Beach, CA  92075

Re:    Registration Statement on Form SB-2

Ladies and Gentlemen:

We are acting as counsel to Open Energy Corporation, a Nevada corporation (the “Company”), in connection with the registration of 2,271,808 shares of Common Stock of the Company (the “Shares”), pursuant to a Registration Statement on Form SB-2 (the “Registration Statement”) to be filed on September 17, 2007 with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares to be registered for sale have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation